Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Critical Metals Corp. on Amendment No. 2 to Form F-1 (File No. 333-278400) of our report dated November 9, 2023, with respect to our audits of the consolidated financial statements of European Lithium AT (Investments) Limited as of June 30, 2023 and 2022 and for the years ended June 30, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, Texas

May 16, 2024